Exhibit 99.1

Pioneer Drilling Company

Fourth Quarter of Fiscal 2007 Earnings Conference Call

May 17, 2007, 11:00 a.m., ET

Operator

Ladies and gentlemen, thank you for standing by. And welcome to the Pioneer Drilling Company fiscal fourth quarter 2007 conference call. (OPERATOR INSTRUCTIONS). This conference is being recorded today, Thursday, May 17 of 2007. I would now like to turn our conference over to Lisa Elliott, Senior Vice President of DRG&E.

Lisa Elliott —DRG&E—IR

Good morning, and we welcome you to the call this morning to listen to Pioneer Drilling’s review of its fourth quarter fiscal year 2007 results, which ended March 31, 2007. And before I turn the call over to management, I have a few items to go over.

If you would like to be on the email list to receive future press releases, please call DRG&E and we will be glad to help you. That number is 713-529-6600. And in a few hours a replay of today’s call will be available via webcast by going to the Company’s website. That is www.pioneerdrlg.com where it will be archived on the Investor Relations section. And additionally a telephonic replay will be available later this morning. That is accessible through May 24. You will find directions to that feature in the press release.

As you know, today’s conference call contains various forward-looking statements, information that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth and demand from the Company’s customers, capital spending by oil and gas companies, and the Company’s expectations regarding its rigs. Although the Company believes that expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

Such statements are subject to risks and uncertainties and assumptions which could cause actual results to vary materially from those expected. These risks are disclosed in detail in the Company’s filings with the Securities and Exchange Commission. Information reported on this call speaks only as of today, May 17, 2007, and therefore you’re advised that time sensitive information may no longer be accurate as of the time of any replay.

Now I would like to turn the call over to Mr. Stacy Locke, President and Chief Executive Officer of Pioneer Drilling.

Stacy Locke —Pioneer Drilling Company—President, CEO

Good morning. We appreciate you all joining the call. Also with me today is Red West, our Chief Operating Officer; Bill Hibbetts, our Chief Financial Officer; and Don Lacombe, our Senior Vice President of Marketing and Contracts.

Before turning the call over to Bill for a brief financial review, I would like to make a few introductory comments. I’m going to speaking at first off of page 8 on the exhibit on per day numbers. I would like to look at daywork costs and revenues on a per day basis, just because it is a little cleaner in that we have some turnkey and footage mixed in with our average margins per day.

But when you look at average daywork revenues per day they declined in this quarter $749. Average daywork cost per day increased by $679, and that produced the average dayrate margin decline of $1,429 per day. This is a little outside of our estimated range. We had estimated approximately 8% to 12% decline in average margin per day for the quarter. And this exceeded the upper end of that by a couple of percent. Which as we mentioned in our Q3 call, when you’re in a dynamic market like we’re in it is hard to anticipate these things, but we always try to do the best we can.

I think the part of the quarter that surprised the greatest was our rig utilization. We felt that in the Q3 call that we would probably have a 2% to 3% drop in utilization, down to about the 95%, 96% range, and we actually dropped to 91%. That has material impact on earnings and diluted EPS. When you equate that to revenue days, that is almost 300 revenue days, and impacts your diluted EPS over $0.03 a share.

Another factor that I want to illuminate is when your utilization goes down and you stack rigs out, there is a cost that is associated with stacking rigs out, and I wanted just to make sure everybody understands that.

Typically when you stack a rig you will be required to move that rig off of the operator’s location to some storage area. That rig mob could be anywhere from $40,000 to $75,000, depending on where your locations or where you have to move it.

Another aspect of stacking rigs off that expects affects your average cost per day are the labor cost. In a market like we’re in, where we feel like things are going to get better, you work hard to build a good labor force and you just can’t afford to let them go. So you have a carrying cost — sometimes it is over $5,000 a day.

Then you’re left with a stacked rig and 10 men and a pusher. So you usually utilize those men in some way. Typically they will spend money. That will run up another 2 to $3,000 a day in supply, repair and maintenance costs. So for every 10 days that you stack a rig, you are running up over and above the mob cost that you have had to incur to move the rig to a secure location at a cost of $75,000.

So 30 days you’re over $200,000 in cost over and above your mobilization cost to move the rig to a secure site. I just want to get that out there. I would like to turn the call over to Bill, and he will provide us a brief review of the financials. And then I will come back gone and talk about the market in the future.

Bill Hibbetts —Pioneer Drilling Company—CFO

Good morning everyone. First I will go over the operating results for our fiscal fourth quarter that ended March 31, 2007 versus last year’s fourth quarter. Revenues grew by $20.5 million or 25% due to the 11% increase in revenue days, as the average size of our rig fleet increased by 9 rigs and we experienced a $2,200 per day improvement in our average revenue rate.

Our net earnings for the quarter were $17.2 million, $0.34 per share, versus $18 million, or $0.36 per share, in the prior year quarter.

Moving on to sequential operating results for the fourth quarter of ‘07 compared to the third quarter of fiscal ‘07, revenues were down $9.1 million, of which $7.5 million was due to the 8% decline in revenue days from the December quarter, and $1.6 million due to the $313 decline in average revenue per day. Our rig utilization rate decreased to 91% from 98% in the previous quarter.

The $10.8 million decrease in drilling margins, or $1,396 per revenue day, was due to the $9.1 million decline in revenues, and a $1.7 million increase in drilling costs. Our margin on daywork contracts decreased 14%, or $1,429 per revenue day, due to the $749 or 4% decrease in average revenues per day, and a $679 increase in average cost per revenue day, principally due to increase in labor and supplies, repair and maintenance cost per revenue day.

Net earnings were down $6.8 million from earnings of $24 million, or $0.48 per share, for the December 2006 quarter. Moving to the year ended March 31, ‘07 versus March 31st ‘06, revenues grew by $132 million, or 46%, due to the 15% growth in revenue days, and the $4,200 per day improvement in our average revenue rate. Our drilling margin of $191.8 million increased 63%, or $2,669 per revenue day in fiscal 2007.

Our net earnings for fiscal ‘07 were $84.2 million, or $1.68 per share, versus $50.6 million, or $1.06 per share, in the prior year.

Moving to the balance sheet. Working capital was $124 million at March 31, ‘07 compared to $107 million at March 31 ‘06. We had cash of $84.9 million compared to $91.2 million at the previous year-end. The decrease in cash was due to our investment in new drilling rigs, as we completed construction of 10 rigs during fiscal ‘07.

Shareholders equity was $428 million at March 31 ‘07 compared to $341 million at March 31 ‘06. And total assets were $501 million at March 31 ‘07 compared to $401 million at March 31 ‘06.

I would like to refer you to our press release for the quarter, which includes a schedule of capital expenditures for the three months and year ended March 31 ‘07, and our projected capital expenditures, excluding rig additions or acquisitions for fiscal 2008.

Now I will turn the call back over to Stacy.

Stacy Locke —Pioneer Drilling Company—President, CEO

I would like to talk about the current market conditions. I’m very pleased to say that they are quite a bit better than they were at the time we gave our Q3 call. I don’t think — I certainly didn’t envision $8 gas at this point of the year, and we’re just very pleased with that.

As I mentioned in the press release, the forward rates that we are seeing today are in the $15,500 to 22,000 a day, depending on the type of rig. And that is of course depends on the horsepower of the rig and is without topdrive or fuel.

The level of inquiries are up. I believe dayrates have started to stabilize. And I believe they are even at the point where they will begin firming up from this point forward. On our Q3 call we had two stacked rigs, and during this quarter we actually got up to eight stacked rigs. And today we have four stacked rigs, three of which are in Western Oklahoma and one in the Williston Basin. As I alluded to in the press release, the Western Oklahoma market has been very difficult since the beginning of the year, but we are seeing signs of improvement there as well.

More than likely our average margins will drift lower in the next quarter. I don’t think it will be nearly the magnitude of what we saw in Q4. And it could possibly drift a little lower in the following quarter. And that is largely due to lower dayrates that occurred in Q4, and the fact that we have 12 additional term contracts that will be coming off term over fiscal Q1 and Q2.

But I think the worst is behind us. And we see a very bright future towards the — certainly towards the end of our fiscal year and into next year. I think I have finally come around to believe, as some analysts have said for a while, that the gas price scenario is going to be strong enough that we will be in a position to absorb all the rigs in the U.S. market, which includes quite a few that have been added so far in the year and will be added for the rest of the year. We are very optimistic about the future.

We’re also very optimistic about our growth opportunities. As we talked about many times in the past, we have preserved a strong balance sheet to use for growth. We continue to pursue opportunities in the land market. We’re also aggressively pursuing other closely related businesses. And as I have mentioned before, we’re pursuing some specific international markets as well. We have even gone as far as securing three 1500 horsepower SCR rigs for potential work in the international market.

So we’re seeing lots of opportunity. We feel like there is a lot of opportunity. We’ve got a strong balance sheet to be able to take advantage of it. And so I think that we are quite optimistic about our opportunities going forward.

That is all the prepared comments. I know we were the last to report, so we wanted to keep it brief and allow enough time for questions. I would be happy to turn it over for questions at this time.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jim Rollyson, Raymond James.

Jim Rollyson —Raymond James—Analyst

You noted costs rose this quarter in particular — obviously the stacking and labor, supply, repair and maintenance stuff. Given that it sounds like your fleet utilization is stabilizing, and maybe even picking up a little bit, what do you think the cost trend is going to look like as we go through the next couple of quarters? Kind of flatten out from what you saw this last quarter, or as you start picking up does that come down a little bit on a per day basis, or what do you think?

Stacy Locke —Pioneer Drilling Company—President, CEO

I think it will at worst kind of flatten out and very likely pick up — lower a little bit as our utilization picks up.

Jim Rollyson —Raymond James—Analyst

That actually may wind up helping you out offset some of the margin, or the dayrate adjustments that you’re looking at.

Stacy Locke —Pioneer Drilling Company—President, CEO

You know, as I mentioned, when you build eight stacked rigs, you can imagine the cost associated with stacking out that many rigs in a quarter. That is lots of labor, mob cost and those sorts of things — and just one of those things. We have held on to quite a bit of labor because we did think that things were going to get better. I think we’re fortunate that we did, and it looks like we are putting more rigs back to work.

Jim Rollyson —Raymond James—Analyst

As my follow-up, your depreciation has obviously been trending up with the CapEx you had over the last couple of years. And I think you stated your new build program, at least for now, is completed. But it looks like you still have fleet enhancements going on targeted for fiscal ‘08. Can you talk about what you think your CapEx looks like for ‘08 and, Bill, maybe what your depreciation and amortization looks like for this year?

Bill Hibbetts —Pioneer Drilling Company—CFO

On page 9 of the press release we have — we put in our anticipated budget for capital expenditures, broken out by routine and then discretionary. So that is kind of our estimates right now of what our CapEx budget will be for fiscal ‘08. My best estimate right now for depreciation would be about $16 million to $16.5 million per quarter, that’s up a little bit from this last quarter.

Stacy Locke —Pioneer Drilling Company—President, CEO

On the capital expenditure, if you look at that on page 9, you will notice that generally routine capital expenditure will go up a little bit just because we have all 66 rigs out working now. But the big part of our discretionary for this year, and somewhat next year, is this iron roughneck topdrive program. We’re adding 33 or so iron roughnecks to our rig fleet during the course of this fiscal year. And then we are going to be adding a few more topdrives, more than likely. And we have got that budgeted in there.

But the other categories, we went — we kind of thought there was a hump on our other discretionary capital expenditures, had we not moved into wanting to put iron roughnecks and some topdrives in our fleet, our actual discretionary capital expenditure number one have gone down.

Jim Rollyson —Raymond James—Analyst

It looks like you will be buying a bit of pipe this year.

Stacy Locke —Pioneer Drilling Company—President, CEO

Yes. We always are buying — we have a nice inventory of drill pipe. And most of what we have on the budget this year will kind of replace drill pipe on our existing rigs. That will be basically consumption of pipe as you work it.

Operator

Mike Drickamer, Morgan Keegan.

Mike Drickamer —Morgan Keegan—Analyst

Stacy, when dayrates are trending up higher in 2005, 2006, one of the things you guys did was actually sign term contracts early on in the cycle. It kind of diminished your leverage to increasing dayrates, but it also kind of smoothed out earnings a little this year. With the 12 contracts you have rolling off in the next couple quarters here, first of all, is there the opportunity — is there the demand out there to put those rigs back on term contracts? And secondly, would you do so?

Stacy Locke —Pioneer Drilling Company—President, CEO

That is a good question. We’re finding operators more interested in term right now than we are.

Mike Drickamer —Morgan Keegan—Analyst

Makes sense.

Stacy Locke —Pioneer Drilling Company—President, CEO

So we are — we still have — exactly as you pointed out, we feel like the rigs that we have been delivering here most of this year they were contracted for a year or longer ago.

Don Lacombe —Pioneer Drilling Company—SVP Marketing and Contracts

A year and a half ago.

Stacy Locke —Pioneer Drilling Company—President, CEO

A year and a half ago. And so that is still — they are probably still — we probably have a dozen contracts that are the longer-term ones that aren’t going to be rolling off that are with very, very solid operators that are kind of in that lower $17,000 a day range that unfortunately these rigs just went to work.

But the ones that are going to be rolling off, they are not that far out of the market. We probably are going to have a little bit of drop in the rates due to those 12 rolling off. It is not going to be that significant. I don’t think we are going to be — we have termed out a couple of rigs, but that is just our insurance if we are wrong on the market. But since we believe the market is going to improve, probably materially, we’re just going to stay away from locking up the terms at this point.

Mike Drickamer —Morgan Keegan—Analyst

Going on then with your outlook for the market improving, can you discuss the appetite for the resource rigs as far as of your appetite to build new rigs, and then operators’ appetite to contract to build the rigs as well?

Stacy Locke —Pioneer Drilling Company—President, CEO

All our resource rigs are under contract and are performing well. That has turned out to be a nice rig. And I think that with all the resource plays going around those rigs are going to do very, very well.

The appetite to build more, we certainly do under the right terms and conditions. We know how to build. We build lots of them. We would look at that, and in the right circumstances we would build more fit for purpose rigs for a good customer at a good rate.

Mike Drickamer —Morgan Keegan—Analyst

Are you seeing demand then from the customers to build the rigs or —?

Stacy Locke —Pioneer Drilling Company—President, CEO

Not right now, no.

Operator

Jud Bailey, Jefferies & Co.

Jud Bailey —Jefferies & Co.—Analyst

Stacy, a question for you. You have been doing a pretty good job historically on looking out on dayrates and for the next three or four quarters. Do you think it may be firm from here? What is a going to take to actually get any kind of meaningful upside do you think? Do we need to have $8.50 gas prices and just a lot more demand during the second half of the year? What does your crystal ball tell you on rates over the next twelve months or so?

Stacy Locke —Pioneer Drilling Company—President, CEO

That is hard to guess, but I think with — I think what has happened is in November we dipped below $5 an Mcf. We started out with a very warm winter, and we ended up with a cold winter. I don’t think in December or January anybody thought that in mid-May we would have an $8 gas price. So I think the conditions have materially improved.

I think the operators to some degree have kind of taken advantage of that early warm winter scenario. They have been successful in beating down service costs, not just land driller but other service costs. And there have been stacked rigs, but the number of stacked rigs has diminished. Like right now we have no stacked rigs in South Texas. We have no stacked rigs in East Texas. It is — and we know others do, but it is not a lot of rigs when you — I know that some of the bigger contractors have lots of rigs stacked, but that is spread over a pretty wide area, and so in specific markets it is not that many stacked rigs.

So I think with the gas prices that we have, with hurricane season around the corner, with another shot at a normal winter coming up, with a natural gas production not really coming on very strong even though we have all these rigs running, you are going to get a little LNG noise out there now, but don’t know if that is really meaningful at this point.

The overall dynamics I think are very, very good. I think we just need to absorb the rigs over this quarter and next quarter. And then once you get to that kind of magic point again, which isn’t that many rigs being absorbed, dayrates are going to start moving again. And I think that is going to happen. And I think that it will probably start happening by year end, and certainly by our fourth fiscal quarter, probably fairly meaningfully.

Jud Bailey —Jefferies & Co.—Analyst

A follow-up to that would be, let’s say rates do stabilize close to these levels, in the grand scheme of things that is still an overall attractive dayrate. Do you think we have the risk then for next year of some smaller product guys just starting to build rigs on spec? The contract opportunity aren’t there anymore it seems like, but would be rate structure be attractive enough for them to then build some more? Do you have any thoughts there?

Stacy Locke —Pioneer Drilling Company—President, CEO

I don’t think the smaller guys would be building on spec. We are seeing lots of rigs on the market right now. As I mentioned, we have just bought — or we’re about to close on three 1500 horsepower SCR rigs that are just kind of leftover from the good times, just a few months ago.

We are seeing more opportunities like that of pretty good iron on the market. And I just don’t see the small guy — I think those are the ones that are offering up these rigs — small people, operators that stepped off into the land business and realize it is not all what we make it out to be. And so I just don’t see that happening. I think more the bigger contractors that have had a history of building be the biggest risk on that front.

Jud Bailey —Jefferies & Co.—Analyst

If I could squeeze in one more. You mentioned you went from eight stacked rigs to four. The four that went back to work, were the general specs on those rigs? And when exactly did they go back to work? Was it in the last couple weeks?

Stacy Locke —Pioneer Drilling Company—President, CEO

They have been going back to work over the last month probably. And the specs have been all over the board. We had one of our very best 1500 horsepower electric rigs stacked there for a while. It has just been a mixture. Now the ones that have absolutely been stacked are shallow, low horsepower rigs in Oklahoma. That market just really took a nose dive. But outside of that market it has just been a mix. Do you have anything to add on that, Don?

Don Lacombe —Pioneer Drilling Company—SVP Marketing and Contracts

Looking at the situation, Stacy had mentioned in February we had eight stacked rigs, but looking at our stats most of that is attributed to Oklahoma. And come March we dropped down to five, and brought the 1000 horsepowers and 1500 horsepowers up and running that were down. And going forward from there we have dropped to just getting stabilization mainly up there in Oklahoma. And the market is cleaning up very nicely up there from what we can see.

Stacy Locke —Pioneer Drilling Company—President, CEO

So it is all looking better, but there wasn’t a specific class of rigs, other then our Oklahoma rigs.

Operator

Steve Ferazani, Sidoti & Co.

Steve Ferazani —Sidoti & Co.—Analyst

As you think see things starting to turnaround, at least signs of it, it looks like the acquisitions just weren’t out there. I am guessing pricing for potential acquisitions in the U.S. land market just not available, and that we have passed the point now where the prices would have come down enough for you to step in.

Stacy Locke —Pioneer Drilling Company—President, CEO

I think acquisitions of ongoing concerns are still pricey, particularly if they have older equipment. We’re just not interested in buying older styled equipment right now. We have worked too hard at upgrading our fleet that we don’t want to go backwards. But there is equipment out there that is new that people have bought fairly new. Some of those transactions, we have looked at one recently. And then we’re probably most interested in the individual rig opportunities where we can pick up a premium rig at a reasonable price.

Steve Ferazani —Sidoti & Co.—Analyst

In terms of growth opportunities over the next year or two, without a new build program in place right now, and without maybe larger acquisitions, where are you looking for growth over the next couple of years? Will it be international markets? And how close are you to entering some of those markets?

Stacy Locke —Pioneer Drilling Company—President, CEO

I think that the international markets are very, very attractive. We have been studying them for almost a year now, and we are aggressively pursuing one market to the point that we have made a decision to go ahead and secure three 1500 horsepower SCR electric rigs for our market. But we don’t have anything to announce, and we may not have anything to announce. But I think people that know us pretty well, we are conservative and we won’t buy three 1500 horsepower rigs if we didn’t think we had a fair shot at doing something.

Operator

(OPERATOR INSTRUCTIONS). Mike Drickamer.

Mike Drickamer —Morgan Keegan—Analyst

Stacy, I wanted to follow-up on what you just discussed, securing the three 1500 horsepower rigs. When you say secure, are we talking you have actually acquired them, or you just have a letter of intent?

Stacy Locke —Pioneer Drilling Company—President, CEO

We have acquired one and we are in the paperwork on two others.

Mike Drickamer —Morgan Keegan—Analyst

Will that at least —?

Stacy Locke —Pioneer Drilling Company—President, CEO

They are verbal agreements.

Mike Drickamer —Morgan Keegan—Analyst

You have verbal agreements on the other two?

Stacy Locke —Pioneer Drilling Company—President, CEO

Right, with the intent to buy them.

Mike Drickamer —Morgan Keegan—Analyst

At least that one will be in your rig count next quarter, correct?

Stacy Locke —Pioneer Drilling Company—President, CEO

Well, it won’t be working. It is stacked, being held before export to an international market.

Mike Drickamer —Morgan Keegan—Analyst

Are they here in the U.S. right now?

Stacy Locke —Pioneer Drilling Company—President, CEO

Yes.

Mike Drickamer —Morgan Keegan—Analyst

But you don’t have any plans on working them, at least right now, in the U.S.?

Stacy Locke —Pioneer Drilling Company—President, CEO

No.

Operator

There are no further audio questions at this time. I would like to turn it back to Mr. Locke for concluding remarks.

Stacy Locke —Pioneer Drilling Company—President, CEO

Thank you very much for participating on the call, and we will look forward to talking to everybody on our Q1 call. Thank you.

Operator

Ladies and gentlemen, this does conclude the Pioneer Drilling Company fiscal fourth quarter 2007 conference call. To listen to a replay of today’s call please dial 1-800-405-2236 and enter the access code of 11089300. (OPERATOR INSTRUCTIONS). Thank you and have a great day.